Exhibit 1

Avricore Health Inc.

Condensed Interim Consolidated Financial Statements

(Unaudited)

For the three months ended March 31, 2026 and 2025

(Expressed in Canadian Dollars)

Notice to Reader

Management has prepared the unaudited condensed interim consolidated financial statements for Avricore Health Inc. (the “Company”) in accordance with National Instrument 51-102 released by the Canadian Securities Administration. The Company discloses that its auditors have not reviewed the unaudited condensed interim consolidated financial statements for the period ended March 31, 2026 and 2025.

Avricore Health Inc.

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

	Note	Unaudited March 31, 2026	Audited December 31, 2025
		$	$
ASSETS

Current Assets

Cash and cash equivalents		200,301	227,918
Term deposit		10,000	10,000
Accounts receivable	4	53,721	37,332
Prepaid expenses and deposits	5	97,240	91,083
Inventory		39,478	-
		400,740	366,333

Equipment	6	183,626	196,789
Intangible assets	7	3	3
Total Assets		584,369	563,125

LIABILITIES

Current Liabilities

Accounts payable and accrued liabilities	8	389,166	173,561
		389,166	173,561

EQUITY
Share capital	9	27,304,793	27,304,793
Reserves	9	7,358,052	7,348,195
Accumulated other comprehensive loss		535	(140)
Deficit		(34,468,177)	(34,263,284)
		195,203	389,564
Total Liabilities and Equity		584,369	563,125

Nature of operations and going concern (Note 1)

Subsequent events (Note 18)

Approved and authorized for issuance on behalf of the Board of Directors on June 1, 2026.

Rodger Seccombe, Director	David Hall, Chairman

The accompanying notes are an integral part of these condensed interim consolidated financial statements

1

Avricore Health Inc.

Condensed Interim Consolidated Statements of Operations and Comprehensive Income (Loss)

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

	Note	2026	2025
		$	$

Revenue	13 & 17	44,315	434,061

Cost of sales	18	(52,895)	(87,764)
Gross profit		(8,580)	346,297

Expenses
Amortization	6	4,253	1,146
Consulting	11	69,000	88,640
General and administrative	10	96,683	126,746
Management fees	11	-	54,000
Shareholder communications		5,984	8,433
Professional fees	11	47,637	81,366
Share-based compensation	9 & 11	9,857	61,861

		(233,414)	(422,192)
Income (Loss) before other income (expense)		(241,994)	(75,895)

Other income (expense)
Foreign exchange gain (loss)		36,474	(2,269)
Interest income		627	802
Net loss for the period		(204,893)	(77,362)

Other comprehensive loss:
Foreign currency translation		675	62

Comprehensive loss for the period		(204,218)	(77,300)

Basic and diluted loss per share		(0.00)	(0.00)

Weighted Average Number of Common Shares Outstanding:
Basic and diluted		101,289,664	101,289,664

The accompanying notes are an integral part of these condensed interim consolidated financial statements

2

Avricore Health Inc.

Condensed Interim Consolidated Statements of Changes in Shareholder’s Equity

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

	Number of Shares	Share Capital	Warrant Reserve	Option Reserve	Contributed surplus	Accumulated Other Comprehensive Loss	Deficit	Total
		$	$	$		$	$	$

Balance, December 31, 2024	101,289,664	27,304,793	901,229	6,166,289	-	(47)	(32,404,537)	1,967,727
Share-based compensation	-	-	-	61,861	-	-	-	61,861
Other comprehensive loss	-	-	-	-	-	62	-	62
Net loss for the period	-	-	-	-	-	-	(77,362)	(77,362)

Balance, March 31, 2025	101,289,664	27,304,793	901,229	6,228,150	-	15	(32,481,899)	1,952,288

Balance, December 31, 2025	101,289,664	27,304,793	-	2,227,091	5,121,104	(140)	(34,263,284)	389,564
Share-based compensation	-	-	-	9,857	-	-	-	9,857
Other comprehensive income	-	-	-	-	-	675	-	675
Net loss for the period	-	-	-	-	-	-	(204,893)	(204,893)
Balance, March 31, 2026	101,289,664	27,304,793	-	2,236,948	5,121,104	535	(34,468,177)	195,203

The accompanying notes are an integral part of these condensed interim consolidated financial statements

3

Avricore Health Inc.

Condensed Interim Consolidated Statements of Cash Flows

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

	2026	2025
	$	$
Operating Activities

Net loss	(204,893)	(77,362)

Adjustment for non-cash items:
Amortization	16,009	42,434
Share-based compensation	9,857	61,861

Change in working capital items:
Accounts receivable	(16,389)	371,539
Inventory	(39,478)	(3,601)
Prepaid expenses and deposits	(6,157)	(31,670)
Accounts payable and accrued liabilities	215,613	(143,760)
Net cash (used in) provided by operating activities	(25,438)	219,441

Investing Activities
Investment in intangible asset (software)	-	(15,557)
Purchase of equipment	(2,846)	(66,816)
Net cash used in investing activities	(2,846)	(82,373)

(Decrease) increase in cash and cash equivalents	(28,284)	137,068
Effects of foreign exchange translation on cash and cash equivalents	667	245
Cash and cash equivalents, beginning of period	227,918	1,132,392
Cash and cash equivalents, end of period	200,301	1,269,705

Supplemental cash flow information (Note 14)

The accompanying notes are an integral part of these condensed interim consolidated financial statements

4

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

1.	NATURE OF OPERATIONS AND GOING CONCERN

Avricore Health Inc. (the “Company”) was incorporated under the Company Act of British Columbia on May 30, 2000. The Company’s common shares trade on the TSX Venture Exchange (the “Exchange”) under the symbol “AVCR” and are quoted on the OTCQB Market as “AVCRF”. The Company’s registered office is at 318 – 1199 West Pender Street, Vancouver, British Columbia, V6E 2R1.

The Company is involved in the business of health data and point-of-care technologies (“POCT”).

The condensed interim consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operations for the foreseeable future and be able to realize assets and satisfy liabilities in the normal course of business. The availability of sufficient cash flows to fund the Company’s operations are dependent on revenues and other financing sources which are subject to uncertainty. The Company has historically experienced operating losses and negative operating cash flows. As at March 31, 2026, the Company has an accumulated deficit of $34,468,177 and a working capital of $11,574, which management believes is sufficient to finance the Company’s operations over the next twelve months.

The continuation of the Company as a going concern is dependent upon its ability to generate revenue from its operations and/or raise additional financing to cover ongoing cash requirements. The condensed interim consolidated financial statements do not reflect any adjustments, which could be material, to the carrying values of assets and liabilities, which may be required should the Company be unable to continue as a going concern.

2.	BASIS OF PRESENTATION

a)	Statement of compliance

The condensed interim consolidated financial statements for the period ended March 31, 2026 have been prepared in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), IAS 34 Interim Financial Reporting. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Company’s annual consolidated financial statements as at and for the year ended December 31, 2025. The accounting policies followed in these interim financial statements are consistent with those applied in the Company’s most recent annual financial statements for the year ended December 31, 2025.

b)	Basis of preparation

The condensed interim consolidated financial statements of the Company have been prepared on an accrual basis and are based on historical costs, modified where applicable. The material accounting policies are presented in Note 3 of the annual consolidated financial statements for the year ended December 31, 2025 and have been consistently applied in each of the periods presented. The condensed interim consolidated financial statements are presented in Canadian dollars, which is the presentation and functional currency of the Company. The functional currency of the Company’s wholly owned subsidiary HealthTab Ltd. is the UK pound sterling.

5

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

b)	Basis of preparation (continued)

The preparation of condensed interim consolidated financial statements in accordance with IFRS requires the Company’s management to make estimates, judgments and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. The areas involving a higher degree of judgment and complexity, or areas where assumptions and estimates are significant to the condensed interim consolidated financial statements are disclosed in Note 3 (m). Actual results might differ from these estimates. The Company’s management reviews these estimates and underlying judgments on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the year in which the estimates are revised.

c)	Basis of consolidation

The condensed interim consolidated financial statements include the assets, liabilities and results of operations of all entities controlled by the Company. Inter-company balances and transactions, including unrealized income and expenses arising from inter-company transactions, are eliminated in preparing the Company’s condensed interim consolidated financial statements. Where control of an entity is obtained during a financial year, its results are included in the condensed interim consolidated statements of operations and comprehensive loss from the date on which control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control exists.

These condensed interim consolidated financial statements include the accounts of the Company and its controlled wholly owned Canadian subsidiary, HealthTab™ Inc and HealthTab Inc.’s wholly owned United Kingdom subsidiary, HealthTab™ Ltd.

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES

Significant accounting estimates and judgments

Estimates

Significant estimates used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

Share-based payments

The Company grants share-based awards to certain directors, officers, employees, consultants and other eligible persons. For equity-settled awards, the fair value is charged to the statement of operations and comprehensive income (loss) and credited to the reserves over the vesting period using the graded vesting method, after adjusting for the estimated number of awards that are expected to vest.

The fair value of equity-settled awards is determined at the date of the grant using the Black-Scholes option pricing model. For equity-settled awards to non-employees, the fair value is measured at each vesting date. The estimate of warrant and option valuation also requires determining the most appropriate inputs to the valuation model, including the volatility, expected life of warrants and options, risk free interest rate and dividend yield. Management must also make significant judgments or assessments as to how financial assets and liabilities are categorized.

6

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

3.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

Significant accounting estimates and judgments (continued)

Estimation of useful lives of equipment and software

Amortization of equipment and software is dependent upon estimates of their useful lives. The useful lives of the assets are assessed annually and may vary from previous estimates depending on a number of factors. In reassessing asset lives, factors such as technological innovation, product lifecycles, maintenance, and fair value of equipment are taken into account.

Recoverable amounts of equipment

The carrying amount of the Company’s equipment and intangible assets is reviewed at each financial reporting date to determine whether there is any indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized when the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. Impairment losses are recognized in profit or loss for the period.

Judgements

Significant judgments used in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are as follows:

Revenue recognition

Revenue is recognized when the revenue recognition criteria expressed in the accounting policy stated above have been met. Judgment may be required when allocating revenue or discounts on sales amongst the various elements in a sale involving multiple deliverables.

Indicators of impairment

Indicators of impairment include observable declines in market value, significant negative changes in the technological, market, economic, or legal environment and increases in market interest rates. Judgement is required to determine the recoverable amount which is the higher of an assets fair value less costs of disposition and its value in use.

Deferred income taxes

Tax interpretations, regulations and legislation in the various jurisdictions in which the Company operates are subject to change. The determination of income tax expense and deferred tax involves judgment and estimates as to the future taxable earnings, expected timing of reversals of deferred tax assets and liabilities, and interpretations of laws in the countries in which the Company operates. The Company is subject to assessments by tax authorities who may interpret the tax law differently. Changes in these estimates may materially affect the final amount of deferred taxes or the timing of tax payments. If a positive forecast of taxable income indicates the probable use of a deferred tax asset, especially when it can be utilized without a time limit, that deferred tax asset is usually recognized in full.

Going concern

Management has applied judgements in the assessment of the Company’s ability to continue as a going concern when preparing its financial statements. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. The factors considered by management are disclosed in Note 1.

7

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

4.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable consists of the following:

	March 31, 2026	December 31, 2025
	$	$
Trade receivables	13,246	11,879
Other receivable	12,199	12,199
GST receivable	28,276	13,254
	53,721	37,332

5.	PREPAID EXPENSES AND DEPOSITS

The balance consists of prepaid expenses to vendors of $41,188 (December 31, 2025 - $64,882), prepaid business insurance of $35,542 (December 31, 2025 - $5,696) and security deposits of $20,510 (December 31, 2025 - $20,505).

6.	EQUIPMENT

	Equipment	Furniture	Total
	$	$	$
Cost
Balance, December 31, 2024	1,566,509	-	1,566,509
Additions	73,684	14,813	88,497
Impairment	(422,950)	-	(422,950)
Balance, December 31, 2025	1,217,243	14,813	1,232,056
Additions	2,846	-	2,846
Balance, March 31, 2026	1,220,089	14,813	1,234,902

Accumulated Amortization
Balance, December 31, 2024	910,068	-	910,068
Amortization	122,233	2,966	125,199
Balance, December 31, 2025	1,032,301	2,966	1,035,267
Amortization	13,723	2,286	16,009
Balance, March 31, 2026	1,046,024	5,252	1,051,276

Carrying value
As at December 31, 2025	184,942	11,847	196,789
As at March 31, 2026	174,065	9,561	183,626

Equipment is comprised primarily of system analyzers and system hardware leased to earn revenues. Amortization of equipment included in cost of sales was $14,042 during the three months ended March 31, 2026 (2025 - $37,942). Amortization of equipment included in operating expenses was $1,967 during the three months ended March 31, 2026 (2025 - $1,146).

During the year ending December 31, 2025, the agreement with the Company’s major customer was not renewed and expire on March 31, 2026. The loss of this major customer significantly impacted the Company’s revenue and financial position. As a consequence, the Company performed an impairment test. The Company recognized and determined the recoverable amount to be $184,942 using the fair value less cost of disposal method. The Company recognized an impairment of $422,950 related to system analyzers and system hardware during the three month ended March 31, 2026 (2025 - $772,174). The Company has impaired 100% of the equipment expected to be idle.

8

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

6.	EQUIPMENT (continued)

If impairment loss subsequently reverses, the carrying amount of the cash generating unit will be increased to the revised estimate of its recoverable amount, to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the cash generating unit in prior years. A reversal of an impairment loss will be recognized as income immediately.

7.	INTANGIBLE ASSETS

	Software	HealthTab™	Corozon	Emerald	Total
	$	$	$	$	$
Cost
Balance, December 31, 2024	89,718	1	1	1	89,721
Additions	25,865	-	-	-	25,865
Impairment	(70,594)	-	-	-	(70,594)
Assets written off	(44,989)	-	-	-	(44,989)
Balance, December 31, 2025 and March 31, 2026	-	1	1	1	3

Accumulated Amortization
Balance, December 31, 2024	30,574	-	-	-	30,574
Amortization	14,415	-	-	-	14,415
Assets written off	(44,989)	-	-	-	(44,989)
Balance, December 31, 2025 and March 31, 2026	-	-	-	-	-

Carrying value
As at December 31, 2025 and March 31, 2026	-	1	1	1	3

Amortization of software of $nil was included in cost of sales during the three months period ended March 31, 2026 (2025 - $3,346).

During the year ending December 31, 2025, the agreement with the Company’s major customer was not renewed and expired on March 31, 2025. The loss of this major customer significantly impacted the Company’s revenue and financial position. As a consequence, the Company performed an impairment test. The Company recognized and determined the recoverable amount to be $Nil using the value in use method. The Company recognized an impairment of $70,594 related to system software during the year ended December 31, 2025 (2024 - $Nil).

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities consist of the following:

	March 31, 2026	December 31, 2025
	$	$
Trade accounts payable and accrued liabilities	381,064	172,521
Payroll payable	7,744	-
GST payable	358	1,040
	389,166	173,561

9

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

9.	SHARE CAPITAL

Authorized share capital

Authorized: Unlimited number of common shares without par value.

Issued share capital

There were no shares issued during the period ended March 31, 2026 and year ended December 31, 2025.

Stock options

The Company has adopted a fixed up to 20% incentive share purchase option plan under the rules of the Exchange pursuant to which it is authorized to grant options to acquire up to 19,970,000 common shares of the Company to executive officers, directors, employees and consultants. The options can be granted for a maximum term of ten years and generally vest either immediately or in specified increments of up to 25% in any three-month period.

The changes in stock options including those granted to directors, officers, employees and consultants are summarized as follows:

	Period ended March 31, 2026		Year ended December 31, 2025
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Beginning Balance	15,048,000	$0.18	12,250,000	$0.23
Options granted	-	-	4,100,000	$0.05
Expired	(1,950,000)	$0.25	(1,210,000)	$0.08
Forfeited	-	-	(92,000)	$0.11
Ending Balance	13,098,000	$0.18	15,048,000	$0.18
Exercisable	13,098,000	$0.18	14,023,000	$0.18

10

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

9.	SHARE CAPITAL (continued)

Stock options (continued)

The following table summarizes information about stock options outstanding and exercisable as at March 31, 2026:

Exercise Price	Expiry date	Options
		Outstanding	Exercisable

$0.15	June 4, 2027	700,000	700,000
$0.28	June 4, 2027	300,000	300,000
$0.29	June 4, 2027	600,000	600,000
$0.15	August 10, 2027	1,975,000	1,975,000
$0.15	August 12, 2027	100,000	100,000
$0.16	October 12, 2027	300,000	300,000
$0.28	May 15, 2028	1,492,000	1,492,000
$0.20	June 21, 2028	400,000	400,000
$0.20	September 15, 2028	140,000	140,000
$0.18	July 1, 2029	300,000	300,000
$0.29	August 30, 2029	2,731,000	2,731,000
$0.05	June 30, 2030	4,060,000	4,060,000
		13,098,000	13,098,000

The weighted average remaining life of the stock options outstanding at March 31, 2026 is 2.96 years (December 31, 2025: 2.81 years).

Share-based compensation

Share-based compensation of $9,857 was recognized during the three months period ended March 31, 2026 (2025 - $61,861), respectively, for stock options granted and/or vested during the period. Options issued to directors and officers and consultants of the Company during the year vest quarterly over one year, however, the Board may change such provisions at its discretion or as required on a grant-by-grant basis.

Share-based payments for options granted were measured using the Black-Scholes option pricing model with the following weighted average assumptions:

	2026	2025
Expected life	-	3.69 years
Volatility	-	82.69%
Dividend yield	-	0%
Risk-free interest rate	-	2.82%

Option pricing models require the use of highly subjective estimates and assumptions, including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

Warrants

There were no warrants issued for the period ended March 31, 2026 and year ended December 31, 2025.

11

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

10.	GENERAL AND ADMINISTRATIVE EXPENSES

	2026	2025
	$	$
Bank service charges	1,952	2,085
Filing and registration fees	9,080	10,006
Insurance	15,339	21,365
Office maintenance	12,978	19,642
Payroll	26,751	18,813
Regulatory fees	-	232
Rent	30,583	8,703
Travel	-	45,900

	96,683	126,746

11.	RELATED PARTY TRANSACTIONS AND BALANCES

For the three months ended March 31, 2026 and 2025, the Company recorded the following transactions with related parties:

a)	$5,400 in office rent (2025 – $5,400) to a company controlled by the Chief Executive Officer (CEO) of the Company.

b)	$3,000 in office rent (2025 – $3,000) to a company controlled by the Chief Financial Officer (CFO) of the Company.

c)	$4,955 for analyser quality control services (2025 - $2,414) to a company controlled by the CEO of the Company. This amount is recorded under the cost of sales.

d)	$Nil for consulting services (2025 - $4,640) to the brother of the CEO of the Company.

Related party transactions not otherwise described in the condensed interim consolidated financial statements are shown below. The remuneration of the Company’s directors and other members of key management, who have the authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, consist of the following:

	Three Months Ended March 31,
Type of transaction	2026	2025
	$	$
Consulting fees to the CEO	54,000	54,000
Management fees to the former CEO	-	54,000
Professional fees to a company controlled by the CFO	32,100	32,100
Share-based compensation	7,045	42,696
	93,145	182,796

At March 31, 2026, included in accounts payable and accrued liabilities is $122,580 due to related parties (December 31, 2025 - $46,890) (Note 8). These balances are unsecured, non-interest bearing, and due on demand.

12

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

12.	CAPITAL DISCLOSURES

The Company includes Common shares, Options reserve and Warrants reserve in the definition of capital net of share issue costs. The Company’s objective when managing capital is to maintain sufficient cash resources to support its day-to-day operations. The availability of capital is solely through the issuance of the Company’s common shares. The Company intends to raise additional equity financing to fund the ongoing operations and to meet strategic objectives. There are no assurances that funds will be made available to the Company when required. The Company makes every effort to safeguard its capital and minimize its dilution to its shareholders.

The Company is not subject to any externally imposed capital requirements. There were no changes in the Company’s approach to capital management during the period ended March 31, 2026.

13.	SEGMENTED INFORMATION

At March 31, 2026 and 2025, the Company operated as a single reportable segment consisting of its point-of-care business. This includes the HealthTab™ - Point of Care Business in Canada and the HealthTab UK - Point of Care Business in the United Kingdom. The Company’s revenues allocated by geography for the period ended March 31, 2026 and 2025 are as follows:

	2026	2025
	$	$
Canada	27,678	433,576
United Kingdom	16,637	485
	44,315	434,061

14.	SUPPLEMENTAL CASH FLOW INFORMATION

There were no non-cash transactions during the period ended March 31, 2026 and 2025.

15.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

The Company’s financial instruments include cash and cash equivalents, term deposit, accounts receivable and accounts payable. The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to market conditions and the Company’s activities. The Company has exposure to credit risk, liquidity risk and market risk as a result of its use of financial instruments.

This note presents information about the Company’s exposure to each of the above risks and the Company’s objectives, policies and processes for measuring and managing these risks. Further quantitative disclosures are included throughout the consolidated financial statements. The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Board has implemented and monitors compliance with risk management policies.

a) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises primarily from the Company’s cash and cash equivalents, term deposits and accounts receivable. The Company’s cash and cash equivalents and term deposits are held through a large Canadian financial institution. The Company does not have financial assets that are invested in asset-backed commercial paper.

13

Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

15.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued)

a)	Credit risk (continued)

The Company performs ongoing credit evaluations of its accounts receivable but does not require collateral. The Company establishes an allowance for expected credit losses based on the credit risk applicable to particular customers and historical data.

Approximately 71% of trade receivables are due from one customer at March 31, 2026 (December 31, 2025 – 72% from one customer).

b)	Liquidity risk

Liquidity risk is the risk that the Company will incur difficulties meeting its financial obligations as they are due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. Liquidity risk has been assessed as moderate.

The Company monitors its spending plans, repayment obligations and cash resources, and takes actions with the objective of ensuring that there is sufficient capital in order to meet short-term business requirements. To facilitate its expenditure program, the Company raises funds primarily through public equity financing.

Contractual undiscounted cash flow requirements for financial liabilities as at March 31, 2026 are as follows:

	Carrying value	Contractual Cash flows	Within 1 year	1 - 5 Years
	$	$	$	$
Trade accounts payable	381,064	381,064	381,064	-
	381,064	381,064	381,064	-

c)	Market risk

Market risk for the Company consists of currency risk and interest rate risk. The objective of market risk management is to manage and control market risk exposure within acceptable limits, while maximizing returns.

d)	Currency risk

Foreign currency risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in foreign exchange rates. The Company is exposed to foreign exchange rate risk mainly due to its operations in United Kingdom. The Company manages its risk by using accredited financial institutions to process its foreign currency transactions ensuring the market rate of foreign exchange.

The following are balances of foreign currency exposure as of March 31 (Canadian dollar values of GB pound balances):

	2026	2025
	$	$
Cash	32,722	3,579
Accounts receivable	6,200	4,743
Accounts payable	(27,202)	(8,768)
	11,720	(446)

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Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

15. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT (continued)

d)	Currency risk (continued)

Based on the above net exposures as at March 31, 2026, a 10% appreciation in the GB pound would result in a $2,161 (December 31, 2025 - $45) change in the Company’s other comprehensive income for the period.

e)	Interest rate risk

Interest rate risk is the risk that fair values or future cash flows will fluctuate as a result of changes in market interest rates. In respect of financial assets, the Company’s policy is to invest cash at fixed interest rates and cash reserves are to be maintained in cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. The Company is not exposed to significant interest rate risk.

Fair values of financial instruments

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities and amounts resulting from direct arm’s length transactions.

Cash and cash equivalents are valued using quoted market prices or from amounts resulting from direct arm’s length transactions. As a result, these financial assets have been included in Level 1 of the fair value hierarchy.

The fair values of financial assets and financial liabilities are determined as follows:

Cash and cash equivalents are measured at fair value on a recurring basis using a level 1 measurement. The carrying amounts of term deposits, accounts receivable and accounts payable are of approximate fair value due to their short-term maturity or current market rates for similar instruments.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, for substantially the full contractual term. Derivatives are included in Level 2 of the fair value hierarchy as they are valued using price models. These models require a variety of inputs, including, but not limited to, contractual terms, market prices, forward price curves, yield curves and credit spreads.

Level 3: Inputs for the asset or liability are not based on observable market data.

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Avricore Health Inc.

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2026 and 2025

(Unaudited - Expressed in Canadian Dollars)

16.	REVENUE AND MAJOR CUSTOMER

Revenues earned are comprised of the following for the three months ended March 31:

	2026	2025
	$	$
Lease and service	17,598	423,586
Sale of products	26,717	10,475
	44,315	434,061

Revenue from the major customer was $Nil during the period ended March 31, 2026 (2025 - $411,846). The agreement with the major customer expired on March 31, 2025.

17.	COST OF SALES

Cost of sales are comprised of the following for the three months ended March 31:

	2026	2025
	$	$
Amortization	11,756	41,288
Hosting and software	15,295	27,796
Reagents	12,791	6,788
Shipping	3,480	5,224
Quality control	5,962	2,414
Other	3,611	4,254
	52,895	87,764

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